EXHIBIT 107.1
Calculation of Filing Fee Table

Form S-8
(Form Type)

Ontrak, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	3,127,627 (2)	$0.715	$2,236,253.30	0.0000927	$207.30
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	872,373 (3)	$0.6511	$568,002.06	0.0000927	$52.65
Total Offering Amount					$2,804,255.36		$259.95
Total Fee Offsets							$0.00
Net Fee Due							$259.95

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued pursuant to the Ontrak, Inc. 2017 Stock Incentive Plan, as amended (the “2017 Plan”) as a result of stock splits, stock dividends or similar transactions.

(2) 3,127,627 of the shares of Common Stock to be registered are reserved for future grants under the 2017 Plan. Pursuant to
Rule 457(h)(1) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, and the related portion of the aggregate registration fee in respect of the shares of Common Stock available for such future awards were determined upon the basis of the average of the high and low sales prices per share of the stock as reported on the Nasdaq Capital Market on September 2, 2022.

(3) 872,373 of the shares of Common Stock to be registered represent restricted stock units (“RSU”) granted on August 29, 2022 to the members of the board of directors of the Company under the 2017 Plan. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, and the related portion of the aggregate registration fee in respect of the RSUs granted is based on the closing stock price of the Company’s Common Stock on the date of the grant.